Filed Pursuant to Rule 424(b)(3)
Registration No. 333-139445
PROSPECTUS SUPPLEMENT DATED January 22, 2007
(To Prospectus Filed December 18, 2006)
3.00% Convertible Senior Subordinated Notes Due 2011
1,762,519 Common Shares
This prospectus supplement, together with the prospectus described above, is to be used by certain holders of the securities referenced above, or by their transferees, pledgees, donees or their successors, in connection with the offer and sale of the securities. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.
The table included in the section captioned “Selling Security Holders” commencing on page 19 of the prospectus is hereby amended to add the selling security holders identified below and to reflect the notes, and common stock issuable upon conversion of the notes, for each of those selling security holders, as shown below:

				No. of Shares	No. of	No. of Shares
	Amount of			of Common	Shares of	of Common
	Notes	% of Notes	Amount of Notes	Stock	Common	Stock Owned
	Beneficially	Beneficially	Being Offered	Beneficially	Stock Being	After
Name of Selling Stockholder	Owned ($)	Owned	($) (a)	Owned (b)(c)	Offered(a)(c)	Offering (a)

Froley, Revy Alternative Strategies Master Fund, Ltd. (d)(e)	$500,000	*	$500,000	8,011	8,011	0

Topaz Fund (e)(f)(g)	5,000,000	4.5%	5,000,000	68,786	68,786	0

*	Less than 1%

(a)	Because the selling security holder may sell pursuant to the prospectus all or a portion of the offered notes, and common stock issuable upon conversion of the notes, we cannot know or estimate number or percentage of notes and common stock that the selling security holder will hold upon the termination of any particular offering. Please refer to the “Plan of Distribution” beginning on page 54 of the prospectus. The information presented assumes that the selling security holder will fully convert the notes for cash and shares of our common stock, and that the selling security holder will sell all shares of our common stock that it receives pursuant to such conversion.

(b)	Includes shares of our common stock issuable upon conversion of the notes.

(c)	The number of shares of our common stock issuable upon conversion of the notes is calculated to be the maximum number of shares issuable upon conversion assuming (i) the value of the notes approach an infinite amount at the time of conversion, with the $110,000,000 principal amount paid in cash and the remaining value paid in shares of our common stock, and (ii) the conversion of the full amount of notes held by the selling security holders at the initial conversion price of $62.41, which corresponds to the initial conversion rate of 16.0229 shares per $1,000 principal amount of the notes. Accordingly, the number of shares of our common stock to be offered using this prospectus may be less than the amount shown. Fractional shares will not be issued upon conversion of the notes. Instead, we will pay cash in lieu of fractional shares, if any. Due to the effects of rounding, the numbers shown in this column do not equal exactly 16.0229 shares per $1,000 principal amount of the notes.

(d)	The discretionary investment manager of this selling security holder is Foley, Revy Investment Company, Inc. Ann Houlihan, an officer of Foley, Revy Investment Company, Inc., has the power to direct the voting and disposition of the securities held by Froley, Revy Alternative Strategies Master Fund, Ltd.

(e)	This selling security holder has indicated that to its knowledge it does not own any shares of our common stock other than shares issuable upon conversion of the notes. For purposes of this table, we have assumed that it does not.

(f)	This selling security holder is an affiliate of a broker-dealer and has represented to us that it acquired its notes in the ordinary course of business and at the time of the purchase of its notes this selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(g)	SG Americas Securities, LLC is the trading advisor to Topaz Fund. Robert Marx, director of SG Americas Securities, LLC, has the power to direct the voting and disposition of the securities held by Topaz Fund..
The foregoing table is based solely on the most current information provided to us by the selling security holders named above. None of these selling security holders has, within the past three years, held any position or office with us or any of our predecessors or affiliates, or had any other material relationship with us or any of our predecessors or affiliates.

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